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                                                                 SUB-ITEM 77D(G)

                  POLICIES WITH RESPECT TO SECURITY INVESTMENTS

                 AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

On June 16, 2009, the Board of Trustees of AIM Investment Funds (Invesco Investment Funds), on behalf of Invesco Developing Markets Fund (the "Fund"), adopted resolutions approving the removal of the words "and secondarily, income" from the investment objective. The change did not alter the Fund's investment process. Effective May 5, 2011, the Fund's investment objective is long-term growth of capital.

Effective May 5, 2011, corresponding changes also were made to the Fund's prospectus to remove strategy and risk disclosure related to investments in debt securities.

The changes described above are further described in the supplement to the Fund's prospectus filed via EDGAR with the Securities and Exchange Commission on May 4, 2011 (accession number 0000950123-11-044840) and incorporated by reference herein.